EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Retirement Plans Committee of Thomas & Betts Corporation

      We consent to incorporation by reference in the registration statements (Nos. 33-56789 and 333-93101) on Form
S-8 of Thomas & Betts Corporation pertaining to the Thomas & Betts Corporation Employees’ Investment Plan of our report dated June 28, 2004, relating to the statements of net assets available for benefits of Thomas & Betts Corporation Employees’ Investment Plan as of December 31, 2003 and 2002 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2003, and the related schedule, which report appears in the December 31, 2003 Annual Report on Form 11-K of Thomas & Betts Corporation Employees’ Investment Plan.

/s/ KPMG LLP

Memphis, Tennessee

June 28, 2004

E-2